Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 154 to Registration Statement No. 002-58542 on Form N–1A of our report dated June 18, 2018 relating to the financial statements and financial highlights of Fidelity Advisor Short Duration High Income Fund, a fund of Fidelity Summer Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Summer Street Trust for the year ended April 30, 2018, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 26, 2018